Exhibit 10.3

                        $500,000 Credit Facility

     Bion Environmental Technologies, Inc. ("Biet") and Harley E. Northrop ("Lender") agree effective as of October 26, 1996 that Lender will make a $500,000 credit facility available to Biet, and that Biet will use such credit under the terms and conditions as described below:

     * Biet will be able to borrow up to a maximum of $500,000 under this credit facility.

     * Biet may request that funds be advanced on either the first or the fifteenth of any month, and Lender will make such funds available within fifteen working days.

     * Interest will be paid monthly in cash by Biet to Lender at the rate of 1% per month on the drawn down balance, and if by mutual agreement not paid in cash, will be added to the unpaid balance.

     *  The entire drawn down balance will be due and payable on December
     31, 1999.

     * There will be no prepayment penalties should Biet pay off the drawn down amount prior to December 31, 1999.

     *  Advances  from Lender to Biet shall be evidenced by a  promissory note in the form attached hereto as Exhibit A.

     * The entire outstanding balance may be converted into units (the "Units") at a conversion price of $4.50 per Unit by mutual agreement between Biet and Lender at any time after January 1, 1998. Each Unit shall consist of one share of the restricted and legended common stock of Biet plus one warrant authorizing the holder to purchase one share of the restricted and legended common stock of Biet for a price of $4.50 per share for a period commencing at the time of conversion and expiring December 31, 2001.

     As additional consideration for establishing this credit facility, for each $5.00 loaned to Biet, Biet shall issue to Lender one warrant ("Warrant") to purchase one share of Biet stock between November 15, 1998 and November 15, 2001 at a price of $4.50 per share. Further, as incentive for Biet to pay the balance due at an earlier date than December 31, 1999, it is agreed that if Biet pays the entire balance due on or before December 31, 1998, the quantity of Warrants issued will be reduced by 50%.


Bion Environmental                 Harley E. Northrop
Technologies, Inc.

by:    /s/ M. Duane Stutzman          /s/ Harley E. Northrop


Acting as its: Chief Financial Officer


                               EXHIBIT A


Principal Amount Due:                   $  20,000      but in no event to
                                                       exceed $ 500,000

Date Due:                January 1, 1999



                        PROMISSORY NOTE ("Note")


     FOR VALUE RECEIVED, the undersigned, Bion Environmental Technologies, Inc., a Colorado corporation ("Maker"), hereby promises to pay to the order of Harley E. Northrop, ("Holder"), its successors and assignees, at P.O. Box 188, Westfield, New York 14787, or at such other place as the Holder of this Note may from time to time designate in writing, the principal amount of twenty thousand dollars ($ 20,000)(but in no event to exceed five hundred thousand dollars ($ 500,000)) in lawful and immediately available money of the United States. All outstanding principal shall be due and payable on or before December 31, 1999, if not previously paid.

     Interest shall be paid in cash on the drawn down amount from date of draw down at one percent (1.0%) per month, or if by mutual agreement not paid in cash, will be added to the unpaid balance. If this Note is not paid when due or declared due hereunder, the principal shall draw interest at the rate of one and one half percent (1.5%) per month.

     Upon default by the Maker of the timely payment of principal or interest due hereunder or upon any Event of Default as hereinafter defined, the Holder may, in its sole discretion, withhold any payments due and payable to Maker and apply same to the Maker's obligations hereunder. In addition, upon any Event of Default, the Holder may declare the full amount of this Note immediately due and payable.

     If any one or more of the following events ("Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law, pursuant to or in compliance with any judgment, decree of order of any court, or any order, rule or regulation of any administrative or governmental body, or otherwise):

          (a) Default shall be made in the payment of principal or of interest on this Note or any other obligation of Maker when such shall become due and payable, whether at the stated maturity thereof or by acceleration or otherwise;

          (b) Maker shall admit in writing its inability to pay its debts as they become due, files a petition in bankruptcy or makes a petition to take advantage of an insolvency act; makes an assignment for the benefit of creditors, commences a proceeding for the appointment of a receiver, trustee liquidator or conservator of itself or of the whole or any

_______________
** initial principal advanced to be inserted which sum shall be increased by subsequent cash advances from Holder to Maker as described in the Credit Facility to which this Note is attached.

substantial part of its properties; files a petition or answer seeking reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute or the United States or any State; or

          (c) Maker shall be adjudged as bankrupt, or a court shall enter an order, judgment or decree, appointing a receiver, trustee, liquidator or conservator of Maker or of the whole or any substantial part of its properties, or approve a petition filed against Maker seeking reorganization or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United State or any state, or if, under the provisions of any other law for the relief or aid of debtors, a court shall assume custody or control of Maker or the whole or any substantial part of his properties, or if there is commenced against Maker any proceeding for any of the foregoing relief or if a petition in bankruptcy is filed against Maker; or if Maker by any act indicates its consent to approval of or acquiescence in any such proceeding or petition; then and in such event, and at any time thereafter, if such or any other Event of Default shall then be continuing, the Holder of this Note may, at its option, upon written notice to Maker, declare this Note and any other promissory note issued by Maker to Holder (whether or not then due in accordance with its terms) to be due and payable, whereupon the entire balance of this Note shall forthwith become and be due and payable.

     Except as otherwise hereinabove expressly provided, Maker hereby waives diligence, demand, protest, presentment and all notices (whether of nonpayment, dishonor, protest, acceleration or otherwise) and consents to acceleration of the time of payment, surrender or substitution of security or forbearance, or other indulgence, without notice.

     Jurisdiction and venue shall be in a court of general jurisdiction located in Chautauqua County, New York. In the event that litigation is necessary to collect the principal (and interest) of the Note, Holder shall be entitled to reasonable attorneys' fees and litigation costs associated therewith.


                         BION ENVIRONMENTAL TECHNOLOGIES, INC.




                         By:     /s/  M. Duane Stutzman
                              Authorized Officer



Date:  December 1, 1996